                           SCHEDULE 14A INFORMATION

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                             Ameritech Corporation
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LOGO                                                       30 South Wacker Drive
                                                         Chicago, Illinois 60606

               NOTICE OF 1996 ANNUAL MEETING AND PROXY STATEMENT

March 1, 1996

Dear Shareowner:

  The directors and officers of your company cordially invite you to attend the annual meeting of Ameritech's shareowners, which will be held in the Arthur Rubloff Auditorium of The Art Institute of Chicago, on Wednesday, April 17, 1996, at 9:30 a.m.

  If you plan to attend the meeting, please keep the admission ticket and map that are attached to the form of proxy accompanying this notice and proxy statement and check the appropriate box on the form of proxy.

  Whether or not you plan to attend in person, please mark your votes on the enclosed proxy card, sign and date it and mail it in the postage-paid envelope as soon as possible.

  At the meeting we will elect three directors and vote on ratification of the appointment of independent public accountants, two amendments to Ameritech's Certificate of Incorporation, one increasing the authorized Common Stock and the other changing the way we elect directors, and one shareowner proposal, as described in the formal notice of the meeting and proxy statement appearing on the following pages.

  We also will report on the progress of Ameritech and comment on matters of current interest. There will be a period of informal discussion in which shareowners will have an opportunity to comment or ask questions. After the meeting, you are invited to be our guest and tour the magnificent exhibits of The Art Institute of Chicago.

  IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS MEETING, WHETHER OR NOT YOU ATTEND THE MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES YOU OWN. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE ENCLOSED PROXY CARD.

Sincerely,

LOGO
Richard C. Notebaert
Chairman and Chief Executive Officer

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

                                 APRIL 17, 1996

  The Annual Meeting of Shareowners of Ameritech Corporation will be held at the Arthur Rubloff Auditorium of The Art Institute of Chicago, Columbus Drive and Monroe Street, Chicago, Illinois, on Wednesday, April 17, 1996, at 9:30 a.m., to consider and take action with respect to the following matters:

    1. Election of three Directors to serve for a term of three years;

    2. Ratification of the appointment of Arthur Andersen LLP as independent public accountants for the Company for the year ending December 31, 1996;

    3. Amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 1.2 billion to 2.4 billion;

    4. Amendment of the Certificate of Incorporation to provide for annual election of all directors;

    5. Shareowner proposal regarding cumulative voting in elections of Directors; and

    6. Such other business as may properly come before the meeting or any adjournment thereof.

  Holders of Common Stock of record at the close of business on February 20, 1996 are entitled to notice of, and to vote at, the meeting or any adjournment thereof. A list of such holders will be open to the examination of any shareowner, for any purpose germane to the meeting, at the offices of Ameritech Corporation, 30 South Wacker Drive, Chicago, Illinois, for a period of ten days prior to the meeting.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          LOGO
                                          Bruce B. Howat
                                          Secretary

March 1, 1996

AMERITECH CORPORATION
30 SOUTH WACKER DRIVE
CHICAGO, ILLINOIS 60606

                                PROXY STATEMENT

  The Board of Directors of Ameritech Corporation (hereinafter called "Ameritech" or the "Company") solicits your proxy for use at the 1996 Annual Meeting of Shareowners to be held on April 17, 1996, and urges you to complete and return your proxy card promptly. A proxy may be revoked at any time prior to the voting at the meeting by submitting a later dated proxy or by giving written notice of such revocation to the Secretary of the Company.

  Holders of Ameritech Common Stock of record at the close of business on February 20, 1996 are entitled to vote at the Annual Meeting. On that date, 555,849,707 shares of Ameritech Common Stock were issued and outstanding. Each share entitles the holder to one vote. The persons appointed by the enclosed proxy card have advised the Board of Directors that it is their intention to vote at the meeting in compliance with the instructions on the proxy cards received from shareowners and, if no contrary instruction is indicated on the proxy card, for the election of the persons nominated to serve as Directors and in accordance with the recommendations of the Board of Directors on the other matters brought before the meeting, as described herein.

  If a shareowner is a participant in the Ameritech Shareowner Dividend Reinvestment and Stock Purchase Plan, the proxy card represents the number of full and fractional shares in the dividend reinvestment plan account, as well as other shares registered in the participant's name. If a shareowner is a participant in the Ameritech Savings Plan for Salaried Employees ("SPSE"), the Ameritech Savings and Security Plan for Non-Salaried Employees ("SSP") or certain employee savings plans of affiliated companies, the proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If voting instructions are not received for shares in SPSE or SSP, those shares will be voted in the same proportion as the shares in those plans for which voting instructions are received.

  The three Directors to be elected at the Annual Meeting will be elected by a plurality of the votes cast by the shareowners present in person or by proxy and entitled to vote. With regard to the election of Directors, votes may be cast for or withheld from each nominee. Votes that are withheld will have no effect on the outcome of the election because Directors will be elected by a plurality of votes cast.

  Abstentions may be specified on all proposals submitted to a shareowner vote other than the election of Directors. Abstentions will be counted as present for purposes of determining the existence of a quorum regarding the proposal on which the abstention is noted. Thus, abstentions on any of the Company's proposals to ratify the appointment of the independent public accountants and to amend the Certificate of Incorporation in two respects or on the shareowner proposal will have the effect of a vote against such proposal.

  Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain routine matters on which they have not received instructions from beneficial owners. Brokers holding shares of Ameritech Common Stock in street name who do not receive instructions are entitled to vote on the election of Directors, ratification of the appointment of the independent public accountants and the proposal to increase the authorized Common Stock. However, brokers may not vote shares held for customers on the proposal for annual election of all Directors or on the shareowner proposal without specific instructions from such customers. Under applicable Delaware law, "broker non-votes" on any such proposal (where a broker submits a proxy but does not have authority to vote a customer's shares on such proposal) will not be included in the vote totals on that proposal. Therefore, broker non-votes will affect the outcome of the proposal for annual election of all Directors, which requires an affirmative vote of a majority of the outstanding Common Stock, but will have no effect on the outcome of any proposal requiring only a majority of shares present and entitled to vote, although broker non-votes are counted in determining the existence of a quorum.

  This proxy statement and the enclosed proxy card are being first mailed to shareowners on or about March 1, 1996.

                             ELECTION OF DIRECTORS

  The Board of Directors is composed of twelve members. The Certificate of Incorporation of Ameritech currently divides the Board of Directors into three classes, as nearly equal in size as possible, with one class of Directors elected each year for a three-year term. The terms of the Directors in one class, which is composed of three of the Directors, expire in 1996 and all of those Directors have been nominated for re-election. If for any reason any of these nominees becomes unable or is unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

  The following sets forth information as to each nominee for election at this meeting and each Director continuing in office, including his or her age, present principal occupation, other business experience during the last five years, directorships in other publicly held companies, membership on committees of the Board of Directors and period of service as a Director of Ameritech.

NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 1999:



[PHOTO] SHELDON B. LUBAR, 66, Founder and Chairman of Lubar & Co., Milwaukee, Wisconsin (private investment and venture capital firm), since 1977 and Chairman and Chief Executive Officer of Christiana Companies, Inc., Milwaukee, Wisconsin (operating and investment company with businesses in refrigerated warehousing and logistics), since 1987. Mr. Lubar is a Director of Massachusetts Mutual Life Insurance Company, Firstar Corporation, Christiana Companies, Inc., Energy Ventures, Inc. and MGIC Investment Corp. He is a member of the Audit Committee and the Finance Committee. Mr. Lubar also is a Director of the Ameritech Foundation.

                  Director since 1993.

[PHOTO] LYNN M. MARTIN, 56, Chair of the Council for the Advancement of Women and Advisor to the firm of Deloitte & Touche since 1993. Ms. Martin assumed the Davee Chair at the J.L. Kellogg Graduate School of Management, Northwestern University, in 1993. She also served as fellow at the Kennedy School of Government, Harvard University, in 1993. Ms. Martin served as United States Secretary of Labor from February 1991 to January 1993. She served as a member of the U.S. House of Representatives from Illinois for five terms from 1981 to 1990. She also served in the Illinois House of Representatives from 1977 to 1979 and the Illinois Senate from 1979 to 1981. She is a Director of Harcourt General, Inc., Ryder System, Inc., The Procter & Gamble Corporation, TRW, Inc. and The Dreyfus Funds. Ms. Martin is a member of the Finance Committee and the Nominating Committee.

                  Director since 1993.

[PHOTO] RICHARD C. NOTEBAERT, 48, Chairman of the Board, President and Chief Executive Officer of Ameritech since April 1994. Mr. Notebaert served as President and Chief Executive Officer of Ameritech from January 1994 to April 1994, as President and Chief Operating Officer from June 1993 to January 1994 and as Vice Chairman from January 1993 to June 1993. He served as President of Ameritech Services, Inc. (a wholly-owned subsidiary of Ameritech's five state telephone companies) from June 1992 to January 1993, as President of Ameritech's Indiana Bell subsidiary from 1989 to 1992 and as President of Ameritech Mobile Communications, Inc. from 1986 to 1989. Mr. Notebaert is Chairman of the Executive Committee.

                  Director since 1993.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1997:

[PHOTO] DONALD C. CLARK, 64, Chairman of the Board of Household International, Inc., Prospect Heights, Illinois (financial services), since 1984. Mr. Clark served as Chairman and Chief Executive Officer of Household International, Inc. from 1984 to 1994. He is a Director of Household International, Inc., Warner-Lambert Co., and Scotsman Industries, Inc. Mr. Clark is Chairman of the Finance Committee and a member of the Executive Committee and the Compensation Committee.

                  Director since 1989.

[PHOTO] MELVIN R. GOODES, 60, Chairman and Chief Executive Officer of Warner-Lambert Company, Morris Plains, New Jersey (pharmaceuticals and consumer products), since 1991. Mr. Goodes served as President and Chief Operating Officer of Warner-Lambert from 1985 to 1991. He is a Director of Warner-Lambert Company, Chemical Banking Corporation (and its subsidiary, Chemical Bank) and Unisys Corporation.

                  Director since 1994.

[PHOTO] JAMES A. HENDERSON, 61, Chairman and Chief Executive Officer of Cummins Engine Company, Inc., Columbus, Indiana (heavy-duty diesel engines, parts and related products), since 1995. Mr. Henderson became Chief Executive Officer in 1994 and served as President and Chief Operating Officer of Cummins Engine Company, Inc. from 1977 to 1994. He is a Director of Cummins Engine Company, Inc., Inland Steel Industries, Inc., Rohm and Haas Co. and Landmark Communications, Inc. Mr. Henderson is Chairman of the Compensation Committee and a member of the Audit Committee. He also is a Director of the Ameritech Foundation.

                  Director since 1983.

[PHOTO] JOHN B. MCCOY, 52, Chairman and Chief Executive Officer of BANC ONE CORPORATION, Columbus, Ohio (bank holding company), since 1987. Mr. McCoy served as President and Chief Executive Officer of BANC ONE CORPORATION from 1984 to 1987. He is a Director of BANC ONE CORPORATION, Cardinal Health, Inc., Tenneco Inc. and the Federal Home Loan Mortgage Corporation. Mr. McCoy is Chairman of the Audit Committee and a member of the Executive Committee and the Compensation Committee.

                  Director since 1991.

DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1998:


[PHOTO] HANNA HOLBORN GRAY, PH.D., 65, President Emeritus and Harry Pratt Judson Distinguished Service Professor of History, University of Chicago, Chicago, Illinois, since 1993. Dr. Gray served as President of the University of Chicago from 1978 to 1993. She is a Director of Atlantic Richfield Company, Cummins Engine Company, Inc. and J. P. Morgan & Co. Incorporated (and its subsidiary, Morgan Guaranty Trust Company of New York). She is a member of the Nominating Committee. Dr. Gray also is a Director of the Ameritech Foundation.

                  Director since 1983.

[PHOTO] ARTHUR C. MARTINEZ, 56, Chairman and Chief Executive Officer of Sears, Roebuck & Co., Hoffman Estates, Illinois (merchandising and real estate), since August 1995. Mr. Martinez served as Chairman and Chief Executive Officer of the Sears Merchandise Group from 1992 to 1995, as Vice Chairman of Saks Fifth Avenue from 1990 to 1992 and as Senior Vice President and Group Chief Executive of the BATUS, Inc. Retail Division from 1987 to 1990. He is a Director of Sears, Roebuck & Co. Mr. Martinez is a member of the Compensation Committee and the Finance Committee.

                  Director since 1995.

[PHOTO] JOHN D. ONG, 62, Chairman of the Board and Chief Executive Officer of The BFGoodrich Company, Akron, Ohio (chemical and aerospace products), since 1979. Mr. Ong is a Director of The BFGoodrich Company, Asarco Incorporated, Cooper Industries, Inc., The Geon Company, The Kroger Company and TRW Inc. He is Chairman of the Nominating Committee and a member of the Executive Committee and the Compensation Committee.

                  Director since 1983.

[PHOTO] A. BARRY RAND, 51, Executive Vice President, Operations of Xerox Corporation, Stamford, Connecticut (document processing and financial services), since 1992. Mr. Rand served as President of the Xerox United States Marketing Group from 1987 to 1992. He has been a corporate officer of Xerox since 1985. Mr. Rand is a Director of Honeywell Inc. and Abbott Laboratories. He is a member of the Audit Committee and the Nominating Committee.


                  Director since 1993.

[PHOTO] JAMES A. UNRUH, 54, Chairman of the Board and Chief Executive Officer of Unisys Corporation, Blue Bell, Pennsylvania (information services, technology and software), since 1990. Mr. Unruh served as President and Chief Executive Officer of Unisys in 1990 and as President and Chief Operating Officer from 1989 to 1990. He is a Director of Unisys Corporation. Mr. Unruh is a member of the Audit Committee and the Finance Committee.

                  Director since 1995.

THE BOARD OF DIRECTORS

  The business and affairs of Ameritech are managed under the direction of the Board of Directors. The Board has responsibility for establishing broad corporate policies and for the overall performance of Ameritech rather than day-to-day operating details. Members of the Board of Directors are kept informed of the Company's business by various reports and documents sent to them each month, as well as by reports presented at meetings of the Board and its committees by officers and employees of Ameritech and its business units.

  The Board of Directors met ten times in 1995. The average attendance at the aggregate number of Board and committee meetings was 91% in 1995 and no Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he or she served.

COMMITTEES OF THE BOARD

  The Audit Committee, which is composed entirely of Directors who are not officers or employees of Ameritech, reviews the Company's accounting functions, operations and management and the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company. The Audit Committee recommends to the Board the appointment of the independent public accountants for the Company, subject to ratification by the shareowners at the Annual Meeting. In connection with its duties, the Audit Committee periodically meets privately with the independent public accountants and with the Company's internal auditors. The Audit Committee met three times in 1995.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of Ameritech, reviews and acts with respect to pension, compensation and other employee benefit plans, approves the salary and compensation of officers of Ameritech other than the five most highly compensated officers and makes recommendations to the Board of Directors concerning the salary and compensation of the Chairman of the Board, President and Chief Executive Officer and any other officer who is or would be among the five most highly compensated officers of Ameritech. This committee met four times in 1995.

  The Executive Committee is authorized to exercise, during intervals between meetings of the Board of Directors, the powers of the Board of Directors in the management and direction of the business and affairs of the Company, subject to the provisions of the corporation law of the State of Delaware. The Executive Committee did not meet in 1995.

  The Finance Committee reviews and makes recommendations to the Board with respect to the financial policies, plans and procedures of the Company, the financial implications of proposed corporate actions and matters concerning dividend reinvestment and stock purchase plans. This committee also reviews and authorizes investments in and advances to subsidiaries and is responsible for reviewing the policies, plans and procedures of the Company with respect to the investment and management of the assets of the Company's pension, savings and other employee benefit plans. The Finance Committee met three times in 1995.

  The Nominating Committee advises and makes recommendations to the Board of Directors on all matters concerning Board procedures and directorship practices. The Nominating Committee reviews and makes recommendations to the full Board concerning the qualifications and selection of candidates as nominees for election as Directors. In recommending candidates, this committee seeks individuals who possess broad training and experience in business, finance, law, government, technology, education or administration and considers factors such as personal attributes, geographic location and special expertise complementary to the background and experience of the Board as a whole. Shareowners who wish to suggest qualified candidates should write to the Corporate Secretary of Ameritech at 30 South Wacker Drive, Chicago, Illinois 60606, stating in detail the qualifications of such persons for consideration by the Committee. The Nominating Committee met two times in 1995.

  The committee memberships of each nominee and continuing Director are set forth in their biographical information above.

OFFICER AND DIRECTOR STOCK OWNERSHIP

  The following table sets forth beneficial ownership of Ameritech Common Stock, as of February 20, 1996, by each Director and nominee, the chief executive officer, the four other most highly compensated executive officers and all Directors and executive officers as a group. Such beneficial ownership includes shares held by certain family members, trusts and private foundations. The persons shown in the following table are deemed to have sole power to vote and dispose of such shares. None of the persons nor the group shown below has beneficial ownership of more than 1% of the outstanding shares of Ameritech Common Stock. Shares shown as beneficially owned by Mr. Campbell, Mr. Hester, Mr. Notebaert, Mr. Shaffer and Ms. Wilson and by all Ameritech officers as a group below include shares held for their accounts in the Ameritech Savings Plan for Salaried Employees as of December 31, 1995.

                                                                      TOTAL
    NAME                                                           OWNERSHIP(*)
    ----                                                           ------------
W. Patrick Campbell...............................................    47,795
Donald C. Clark...................................................    13,677
Melvin R. Goodes..................................................     3,500
Hanna Holborn Gray................................................     9,604
James A. Henderson................................................    12,400
Thomas P. Hester..................................................   179,148
Sheldon B. Lubar..................................................    13,214
Lynn M. Martin....................................................     4,889
Arthur C. Martinez................................................     2,500
John B. McCoy.....................................................     8,000
Richard C. Notebaert..............................................   240,427
John D. Ong.......................................................     9,160
A. Barry Rand.....................................................     4,101
Oren G. Shaffer...................................................    19,263
James A. Unruh....................................................     2,500
Rita P. Wilson....................................................    14,940
All of the above and other executive officers as a group (31 per-
 sons)............................................................   927,851

--------
* Includes shares of Ameritech Common Stock which may be acquired within 60 days after February 20, 1996 through the exercise of stock options. The persons who have such options and the number of shares which may be so acquired are as follows: Mr. Campbell, 47,386; Mr. Hester, 138,594; Mr. Notebaert, 202,660; Mr. Shaffer, 19,154; Ms. Wilson, 14,940; and all executive officers as a group, 677,146.

COMPENSATION OF DIRECTORS

  Directors who are not employees receive an annual retainer of $41,000. Non-employee Directors also receive additional annual retainers of $5,000 ($6,000 for chairmen) for each active committee (other than the Executive Committee) on which they serve. Directors may elect to defer receipt of all or part of their retainers in either cash units, Common Stock units or a combination of both. Deferred cash units earn interest, compounded quarterly, at the rate established by the Compensation Committee from time to time or, if no such rate is established, at a rate equal to the average interest rate for ten-year United States Treasury notes for the previous quarter. Deferred Common Stock units are based on the number of Ameritech common shares which deferred retainers would purchase at the fair market value of Ameritech common shares on the date the retainers would otherwise be paid. Deferred Common Stock accounts are credited on each dividend payment date for Ameritech common shares with additional Common Stock units by dividing the aggregate cash dividend which would have been paid if existing Common Stock units were actual common shares by the fair market value of the Company's common shares as of the dividend payment date. Deferred amounts are paid in cash, with the value of Common Stock units based on the fair market value of Ameritech common shares at the time of payment, in one payment or in up to ten equal annual installments beginning on the first day of the calendar year following the year in which the Director ceases to be a Director, or in a lump sum in the event of certain specified changes in the beneficial ownership of Ameritech voting stock or in the composition of the Board of Directors and certain mergers or consolidations involving Ameritech. At the 1987 Annual Meeting, Ameritech's shareowners approved the Ameritech Stock Retirement Plan for Non-Employee Directors, under which each Director who is not an officer or employee of Ameritech or any of its subsidiaries or affiliates is granted 1,500 shares of Ameritech Common Stock after each Annual Meeting at which Directors are elected. Each grant of stock is accompanied by a payment to offset the increase in the Directors' Federal, state and local tax liabilities resulting from such grant and payment. The maximum number of grants to a Director is six. The plan also provides for grants up to the maximum number of shares in the event of certain specified changes in the beneficial ownership of Ameritech voting stock or in the composition of the Board of Directors and certain mergers or consolidations involving Ameritech. The Company also provides non-employee Directors travel accident insurance when on Company business.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, as independent public accountants, to examine the consolidated financial statements of the Company for the current year ending December 31, 1996 and to perform other appropriate accounting services. Arthur Andersen LLP has served as independent public accountants for the Company since its organization.

  A proposal will be presented at the meeting to ratify the appointment of Arthur Andersen LLP as Ameritech's independent public accountants. One or more members of that firm are expected to be present at the Annual Meeting to respond to questions and to make a statement if they desire to do so. If the shareowners do not ratify this appointment by the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting, other independent public accountants will be considered by the Board upon recommendation of the Audit Committee.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT PUBLIC ACCOUNTANTS.

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
                 TO INCREASE AUTHORIZED SHARES OF COMMON STOCK

  The Board of Directors has unanimously approved and recommends to shareowners that they consider and approve a proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from one billion 200 million shares to two billion 400 million shares. The Company's Certificate of Incorporation also presently authorizes 30 million shares of Preferred Stock and 30 million shares of Preference Stock, which will not be changed by the proposed amendment. If the proposed amendment is approved, the first paragraph, A.1., of Article FOURTH of the Company's Certificate of Incorporation would be amended to read as follows:

  "A.1. Classification of Authorized Shares. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two billion four hundred sixty million (2,460,000,000), of which thirty million (30,000,000) shares, $1.00 par value per share, are to be of a class designated Preferred Stock ("Preferred Stock'), thirty million (30,000,000) shares, $1.00 par value per share, are to be of a class designated Preference Stock ("Preference Stock'), and two billion four hundred million (2,400,000,000) shares, $1.00 par value per share, are to be shares of Common Stock ("Common Stock')."

  As of February 20, 1996, the number of shares of the Company's Common Stock issued and outstanding was 555,849,707, which is nearly one-half of the currently authorized number of shares. The Board of Directors believes that the increase in the number of authorized shares will benefit the Company by improving its flexibility to consider further stock splits in the future and to respond to future business opportunities and needs. The additional authorized shares also will be available for issuance from time to time in connection with the Company's Shareowner Dividend Reinvestment and Stock Purchase Plan, employee benefit plans, possible financings, acquisitions of other companies or other corporate purposes, or for issuance or exchange under the terms of the distribution of preference stock purchase rights declared by the Company's Board of Directors on December 21, 1988. Under certain circumstances, including ownership by any person of 20% or more of the Company's Common Stock, such preference stock purchase rights may entitle holders to purchase shares of Common Stock, or, in the event of a subsequent merger of the Company or sale of more than 50% of its assets, the common stock of the surviving or acquiring corporation, having a value equal to two times the exercise price of the rights. The Company's Certificate of Incorporation requires the affirmative vote of the holders of 80% of all voting stock to approve an extraordinary business transaction, including a merger or sale of 10% or more of the assets, with an entity which holds 5% or more of the outstanding voting stock, unless
(i) the cash or fair market value of other property received by holders of the Company's Common Stock is not less than the highest price per share paid by such other entity in acquiring the Common Stock and not less than the book value per share of the Common Stock, or (ii) the transaction is approved by

80% of the Board of Directors. The Board of Directors currently is divided into three classes, with one class elected each year, so that two succeeding annual meetings would be required to change a majority of the Board of Directors. However, a proposal to amend the Certificate of Incorporation to provide for annual election of all Directors annually has been recommended by the Board of Directors and is described in the next section of this proxy statement.

  Subject to the requirements and limitations of the New York Stock Exchange and other stock exchanges on which the Company's Common Stock is listed, authorized shares may be issued from time to time without action by the Company's stockholders to such persons and for such consideration and on such terms as the Board of Directors determines. The Company has no current plans to issue shares for any purpose other than shares issued pursuant to the Ameritech Shareowner Dividend Reinvestment and Stock Purchase Plan and upon exercise of stock options granted to officers and employees under the Company's long term incentive plans.

  An affirmative vote by the holders of a majority of the outstanding Common Stock entitled to vote at the meeting is required for the adoption of this proposal to amend the Certificate of Incorporation.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

               PROPOSAL TO AMEND THE CERTIFICATE OF INCORPORATION
               TO PROVIDE FOR ELECTION OF ALL DIRECTORS ANNUALLY

  The Board of Directors has unanimously approved and recommends to shareowners that they consider and approve a proposal to amend the Company's Certificate of Incorporation to eliminate the current division of the Board of Directors into three classes, with one class elected each year for a three-year term, and to provide instead for the annual election of the entire Board of Directors in future years as Directors' then-current terms expire. If the proposed amendment is approved, Section B.3. of Article EIGHTH of the Company's Certificate of Incorporation would be amended to read as follows:

  "B.3. Tenure. Each Director elected prior to May 1, 1996 shall hold office for the term of years for which that Director was elected, and each Director elected on or after May 1, 1996 shall hold office until the next annual meeting of shareowners and until that Director's successor is elected and qualified or until that Director's earlier resignation or removal."

  When Ameritech was originally incorporated in 1983 in connection with the court-ordered divestiture by AT&T of its exchange telecommunications business, its Certificate of Incorporation provided, as specifically permitted by the laws of the State of Delaware (in which Ameritech is incorporated) and the rules of the New York Stock Exchange, that the Board of Directors would be divided into three classes, with one class elected each year for a three-year term. At that time Ameritech, like many companies, believed that a "classified" Board of Directors provides continuity and stability in the membership of the Board of Directors and in the policies established by the Board and ensures that new Directors will have an opportunity to become familiar with the Company's business and benefit from the experience of the continuing Directors.

  Beginning in 1987, and each year thereafter (except 1993), a proposal has been submitted by shareowners and included in the Company's proxy material urging the Board of Directors to take the necessary steps to "declassify" the Board of Directors. In each of the prior years, the Board of Directors of Ameritech recommended a vote by shareowners against the proposal for the reasons stated above and in recognition of the fact that a classified board of directors may make it more difficult for an individual or group owning a significant but minority position to attempt to obtain actual control of a corporation, or to further some other personal goal with respect to the corporation or its shares or assets, by electing at a single meeting of shareowners its own slate of Directors.

  Ameritech's Board of Directors is of the opinion that the advantages of a classified board set out above and in its statements in prior years continue to exist. However, the Board of Directors also recognizes that a significant number of shareowners have voted to eliminate the classified board and that many institutional holders now believe that annual election of all Directors is appropriate in order to allow shareowners to annually register their views on the performance of the board collectively and each director individually. The Board of Directors does not believe that the advantages of a classified board are sufficient to justify retaining it if to do so means being in disagreement with a large percentage of the Company's shareowners. The Board of Directors does believe that this issue should be decided by the shareowners. Under Delaware law, an amendment to the Certificate of Incorporation must be declared advisable by the Board of Directors before it is submitted to a vote of the shareowners. Accordingly, the Ameritech Board of Directors has passed the necessary resolution declaring the advisability of the amendment to provide for annual elections of all Directors and formally recommending an affirmative vote.

  An affirmative vote by the holders of a majority of the outstanding Common Stock entitled to vote at the meeting is required for the adoption of this proposal to amend the Certificate of Incorporation.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

                SHAREOWNER PROPOSAL REGARDING CUMULATIVE VOTING

  Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, record owner of 180 shares of the Common Stock of the Company, has given notice that she plans to introduce the following resolution at the meeting and has asked that the following statement of reasons for its introduction be printed in this proxy statement:

  "RESOLVED: That the stockholders of Ameritech, assembled in Annual Meeting in person and by proxy, hereby request the Board of Directors to take the necessary steps to provide for cumulative voting in the election of directors, which means each stockholder shall be entitled to as many votes as shall equal the number of shares he or she owns multiplied by the number of directors to be elected, and he or she may cast all of such votes for a single candidate, or any two or more of them as he or she may see fit."

  "REASONS: Many states have mandatory cumulative voting, so do National
  Banks."

  "In addition, many corporations have adopted cumulative voting."

  "Directors elected by cumulative voting might be more open to have an annual meeting date where more outside independent owners could attend."

  "Last year the owners of 113,000,490 shares, representing approximately 27.23% of shares voting, voted for my similar resolution."

  "If you AGREE, please mark your proxy FOR this resolution."

  THE BOARD OF DIRECTORS DOES NOT SUPPORT THIS PROPOSAL.

  The proponent submitted the same proposal for the 1991, 1992, 1993, 1994 and 1995 Annual Meetings and it was opposed by the owners of 83.14%, 81.1%, 78.17%, 79.66% and 72.77%, respectively, of the shares voted.

  Each Director of the Company currently is elected by the holders of a majority of the Company's outstanding shares, thereby permitting the Directors to administer the affairs of the corporation for the benefit of all shareowners. The Board of Directors continues to believe that cumulative voting is undesirable because it is directed toward the election of one or more directors by a special group of shareowners. The shareowner or special group electing a director by cumulative voting may seek to have that director represent the shareowner's or group's special interest rather than the interests of the shareowners as a whole. This partisanship among directors and voting on behalf of special interests could interfere with the effectiveness of the Board and could be contrary to the interests of the Company and its shareowners as a whole.

  The majority of state legislatures, including the State of Delaware, the state in which Ameritech is incorporated, do not require cumulative voting. The majority of companies listed on the New York Stock

Exchange do not elect directors by cumulative voting. The Company's present method of electing Directors is employed by most companies listed on the New York Stock Exchange and the Board of Directors believes that this method is appropriate to ensure that Directors will represent all the shareowners and not a particular group.

  Under the corporation law of the State of Delaware, the action recommended in this proposal could be taken only if the Board of Directors recommended an amendment to the Company's Certificate of Incorporation establishing cumulative voting and directed that the amendment be submitted to a vote of the Company's shareowners. The Company's Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this proposal would be only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                                 OTHER BUSINESS

  The Board of Directors does not know of any further business to be presented at the meeting. However, should any other matter requiring a vote of the shareowners arise, the persons appointed by the enclosed proxy card intend to vote thereon in accordance with their judgment as to the best interests of the Company.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors has oversight responsibility for the Company's executive compensation programs. More specifically, the Committee approves all pay plans and changes therein. It also approves performance goals for incentive awards, certifies the attainment of goals, and approves the actual awards to the chief executive officer and the other four most highly compensated executive officers. The Committee recommends the base salary of the chief executive officer and the other four most highly compensated executive officers to the full Board of Directors. The full Board of Directors is responsible for acting on the recommendations of the Committee.

REPORT OF THE COMPENSATION COMMITTEE

  Since its inception, the Company has designed and administered executive compensation programs so that pay is linked to Company performance and so that the interests of executives are aligned with the interests of shareowners. This philosophy is articulated in the following guiding principles of the Company's compensation programs:

  . A significant percentage of pay will be determined by the Company's annual and long term financial performance, including the creation of shareowner value.

  . Compensation programs will be designed to encourage and balance the attainment of short term operational goals and long term strategic initiatives.

  . Total compensation will be targeted at competitive levels to allow the Company to attract, retain and motivate high caliber employees; however, a greater percentage of compensation will be performance-based and variable (versus fixed compensation) than competitive practices might suggest.

  . Compensation programs will be designed to encourage stock ownership by executives.

  There are three elements to the Company's compensation program, each consistent with the compensation philosophy: annual base salary, annual cash bonus incentives and long term incentives. Both the annual and the longer term incentives are directed toward specific financial measures, including earnings growth, revenue growth and total return to shareowners (stock price appreciation plus dividends), with each of the targets calling for progressively excellent results.

  An important consideration in the design of the Company's compensation programs is the use of stock to encourage ownership by management. The Ameritech long term incentive plans may utilize performance-based restricted stock, performance units and stock options in making grants. Since 1991, all long term grants have been in the form of the Company's stock. To support the Company's belief in stock ownership by executives, there are in effect ownership guidelines for key managers which require stock holdings that are proportionate to an individual's compensation and position in the Company. Newly hired and promoted executives are given a reasonable period of time to achieve these guidelines. As of December 31, 1995, the stock ownership of each of the executive officers named in the Summary Compensation Table that follows either exceeded or was on track to meet these guidelines.

  Annual cash compensation (as reported in the "Salary" and "Bonus" columns of the Summary Compensation Table that follows) is somewhat influenced by the pay practices of comparable large corporations so that Ameritech remains reasonably competitive with what others are doing. The Compensation Committee's current view is that Ameritech's salaries, annual cash compensation and long term compensation should be at about the median of all companies in the comparator group. The comparator group used in establishing the base salary, annual cash compensation guidelines and long term grants is composed of a broad cross section of approximately 65 major corporations in multiple industries as opposed to the smaller peer group comprised of the six Regional Holding Companies ("RHCs") shown in the Shareowner Return Performance Graph following this report. The Committee believes that this is appropriate considering that the Company competes for executives in many industries, not solely with the RHCs. Although competitive practices are viewed importantly, the Company and the Compensation Committee concur in the view that the most important considerations in setting annual compensation are individual merit and the Company's financial performance.

  In 1995 we increased annual cash compensation targets for executives by approximately 4.5% to maintain target total compensation levels based on analysis of survey data of the comparator group companies described above. Mr. Notebaert's base salary increased 18% in 1995 over 1994 to bring his salary more in line with the competitive market rate for his position. His total salary and bonus increased because of this salary increase and the Company's improved performance versus return on assets and revenue targets, which produced a cash bonus for 1995 above the targeted level.

  Actual incentive bonus awards are made pursuant to the Company's Management Committee Short Term Incentive Plan and are shown in the "Bonus" column in the Summary Compensation Table that follows. These awards are either equal to, more than, or less than targeted amounts depending on actual results compared with the performance measures being used. Thus, the Company's incentive plans forge a direct link between pay and performance, strengthened by the fact that the greater portion of total compensation (annual salary plus annual bonus plus long term awards) is determined by the incentive elements of an individual's aggregate compensation rather than by salary. In 1995, 61% of the Company's chief executive officer's total compensation was dependent on incentive factors and thus was variable with performance. In 1994, 59% of his total compensation was dependent on incentive factors. Because of increases in revenues and return on assets in 1995, the actual incentive bonus awards for 1995 were above the targeted amounts.

  Performance targets established for the annual and for the long term incentive plans are based not only on internal goals but, especially important in terms of the current long term incentives, on the Company's performance measured against comparator groups of other companies approved by the Compensation Committee. The number of shares granted under the Company's long term incentive plans ("LTIP") is based on periodic analysis of the competitive total compensation and the long term incentive component of a comparator group of approximately 25 high profile U.S. industrial companies that has been followed by a recognized industry consultant for a number of years and is a subset of the broad cross section of major corporations referenced above. A percentage of target annual cash compensation to be delivered in the form of long term compensation is established for each executive. The number of shares required to deliver this compensation is determined by assigning a potential value to each option share using the Black-Scholes valuation model and to each restricted stock share using a model which considers factors such as the grant price and future stock price appreciation targets. Since the assumptions used in these models may be different for each grant, the size of prior grants is not the most important determinant of grant size.

  A grant was made in 1991 under the LTIP that included stock options granted at market price and a performance based restricted stock grant that is distributed based on Ameritech's percentile ranking on total return to shareowners as compared to the total return of approximately 100 companies the size and risk characteristics of which most nearly compare with those of Ameritech. The performance period for each of three installment distributions is a rolling five-year period and the calculation is based on the average of Ameritech's percentile rankings in the five years of the performance period. A 50th to 55th percentile ranking in total shareowner return is required to earn a target distribution and a 75th percentile ranking is required to earn a maximum distribution. The final distribution of performance based restricted stock from the 1991 grant was made in early 1996 for five years of performance through 1995 and was at the same target award level as the 1994 and 1995 distributions.

  The Compensation Committee believes strongly in the continued focus of the LTIP on total return to shareowners. Beginning in 1994, the Compensation Committee has approved new annual grants under the LTIP that continue this focus by providing participating executives with grants of stock options and dividend equivalents. The first grant under this program was made in January 1994. The number of options granted is based on competitive analysis of market compensation rates, the potential value of each option share as determined by the Black-Scholes valuation model and individual performance. The options are granted at fair market value on the date of grant. Dividend equivalents are converted to share units and credited quarterly to a book account for each participant. The share units will be paid in shares of stock only if and when the options are exercised at a price which exceeds the grant price.

  As often as seems appropriate, but at least annually, the Compensation Committee studies Ameritech's executive compensation programs to judge their consistency with the Company's compensation philosophy, their support of the Company's strategic and financial objectives and their market competitiveness. The Company's performance targets will be changed from time to time so as to maintain the most effective relationship between performance and compensation.

  Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction for compensation paid to executive officers named in the Summary Compensation Table in the proxy statement to $1 million, unless certain requirements are met. The 1995 compensation of two of the executives named in the Summary Compensation Table below exceeded the threshold for deductibility under Section 162(m). In the case of Mr. Campbell, the excess was attributable to a one-time bonus he received on the first anniversary of the commencement of his employment under an agreement entered into when he joined the Company in January 1994. In the case of Mr. Notebaert, the excess resulted from the final distribution of the performance based restricted stock awarded in 1991, before
Section 162(m) and the regulations under it went into effect. The Management Committee Short Term Incentive Plan approved by shareowners in 1995 complies with Section 162(m) of the Internal Revenue Code and, therefore, awards under this plan to members of the Company's Management Committee (currently the top eight senior officers) for 1995 and subsequent years will qualify for the corporate tax deduction. It is the Committee's intent to request shareowner approval of future compensation plans for the executive officers subject to the deduction limit as required by these regulations so the corporate tax deduction is maximized without limiting the Committee's flexibility to attract and retain qualified executives to manage the Company.

  The Compensation Committee, which is composed entirely of Directors who are not officers or employees of the Company, uses a professional compensation consultant who is separate from consultants employed by the Company. This consultant provides guidance in our deliberations and helps ensure equity and fairness in the Company's practices.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

       James A. Henderson, Chairman
  Donald C. Clark             John B. McCoy
  Arthur C. Martinez          John D. Ong

SHAREOWNER RETURN PERFORMANCE GRAPH

  Set forth below is a graph comparing the cumulative total returns (assuming reinvestment of dividends) of Ameritech, the average of the other six Regional Holding Companies ("RHCs") formed along with Ameritech in the AT&T divestiture effective January 1, 1984, Bell Atlantic Corporation, BellSouth Corporation, NYNEX Corporation, Pacific Telesis Group (treating its spin-off of AirTouch Communications in 1994 as a special, one-time dividend), SBC Communications Inc. and US WEST, Inc. ("Peer Group Index"), and the Standard & Poor's 500 Composite Stock Index ("S&P 500") from December 31, 1990 through December 31, 1995.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                      LOGO

                          12/31/90 12/31/91 12/31/92 12/31/93 12/31/94 12/31/95
                          -------- -------- -------- -------- -------- --------
   Ameritech.............   $100     $101     $119     $143     $159     $175
   Peer Group Index......   $100     $105     $110     $125     $130     $149
   S&P 500...............   $100     $130     $140     $153     $157     $166

  From November 21, 1983, the date on which Ameritech and the other RHCs began trading on a "when issued" basis on the New York Stock Exchange, through December 31, 1995, Ameritech has provided its shareowners with a cumulative total return of 965%. This performance compares to a 457% total return for the S&P 500 and an 829% return for the Peer Group Index over the same twelve-year period.

SUMMARY COMPENSATION TABLE

  The following table sets forth information as to the compensation of the Chief Executive Officer and each of the other four most highly compensated executive officers of Ameritech as of December 31, 1995 for services in all capacities to the Company and its subsidiaries in 1993, 1994 and 1995. Numbers of shares in the table and the footnotes thereto have been adjusted for the two-for-one stock split declared in December 1993.

                                                            LONG TERM COMPENSATION
                                                         ----------------------------
                                ANNUAL COMPENSATION            AWARDS        PAYOUTS
                           ----------------------------- ------------------- --------
        NAME                                     OTHER                                   ALL
        AND                                     ANNUAL   RESTRICTED OPTIONS/            OTHER
     PRINCIPAL                                  COMPEN-    STOCK      SARS     LTIP    COMPEN-
    POSITION(1)       YEAR  SALARY   BONUS(2)  SATION(3) AWARDS(4)  (SHARES) PAYOUTS  SATION(5)
    -----------       ---- -------- ---------- --------- ---------- -------- -------- ---------
Richard C. Notebaert  1995 $880,000 $1,029,750 $ 58,319   $      0   135,000 $348,898 $280,654
 Chairman, President  1994 $709,583 $  754,200 $ 79,725   $      0   126,000 $244,456 $264,214
 & CEO                1993 $447,204 $  351,000 $ 78,653   $729,375    11,466 $161,020 $121,188
W. Patrick Campbell   1995 $475,000 $  245,424 $ 18,028   $      0    44,300 $      0 $393,640
 Executive VP-        1994 $423,492 $  298,600 $ 13,379   $      0    44,300 $      0 $958,707
 Corp. Strategy       1993
Thomas P. Hester      1995 $365,000 $  343,250 $ 33,929   $      0    35,800 $302,418 $179,576
 Executive VP &       1994 $350,000 $  312,700 $ 37,403   $      0    35,800 $212,023 $169,454
 General Counsel      1993 $335,000 $  263,000 $ 42,197   $240,694         0 $198,197 $168,602
Oren G. Shaffer       1995 $440,000 $  391,305 $  6,885   $      0    44,300 $      0 $282,917
 Executive VP &       1994 $ 92,540 $   77,400 $  7,720   $      0    11,100 $      0 $      0
 Ch. Financial Off.   1993
Rita P. Wilson        1995 $305,000 $  254,005 $    412   $      0    17,500 $      0 $ 79,151
 Senior VP-Corp.      1994 $ 50,833 $   40,200 $      0   $      0    25,500 $      0 $100,000
 Communications       1993

--------
(1)Mr. Campbell joined the Company in January 1994. Mr. Shaffer joined the Company in October 1994. Ms. Wilson joined the Company in November 1994.

(2) Awards under the Management Committee Short Term Incentive Plan for 1995 and the Senior Management Short Term Incentive Plan for years prior to 1995, based on corporate performance for the year. Payments are made in January of the next year.

(3)Consists of earnings on long term awards and payments to offset Federal, state and local tax liabilities attributable to non-cash services for transportation, parking, club memberships and financial counseling. The value of such non-cash services did not exceed $50,000 for any individual in any year.

(4)At December 31, 1995, the persons named in the table above held the following shares of restricted stock with the following values (based on the closing market price of Ameritech Common Stock on December 29, 1995): Mr. Notebaert, 25,870 shares, $1,523,096; Mr. Campbell, no shares, $0; Mr. Hester, 11,688 shares, $688,131; Mr. Shaffer, no shares, $0; and Ms. Wilson, no shares, $0. Shares shown as of December 31, 1995 include shares of performance based restricted stock distributed in January 1996 and reported in the "LTIP Payouts" column for 1995 in the table above. Dividends are paid on restricted stock when and as paid on the Company's Common Stock.

(5)Detail of amounts reported in the "All Other Compensation" column for 1995 is provided in the table below. Split dollar insurance represents the present value of the interest projected to accrue for the employee's benefit on the current year's insurance premium paid by the Company. The employee contributes an amount equal to the value of the death benefit under the policy. Cumulative net life insurance premiums paid are recovered by the Company at the later of retirement or 15 (or in some cases 10) years.

          ITEM            MR. NOTEBAERT MR. CAMPBELL MR. HESTER MR. SHAFFER MS. WILSON
          ----            ------------- ------------ ---------- ----------- ----------
 . Earnings on Deferred
 Compensation               $ 44,900      $  8,501    $ 66,936   $  1,633    $     0
 . Company Contributions
 to Defined
 Contribution Savings
 Plans                      $ 39,094      $ 22,506    $ 16,369   $ 19,800    $     0
 . Special Bonus             $      0      $250,000    $      0   $ 28,500    $     0
 . Split Dollar Insurance
 Premium Value              $196,660      $112,633    $ 96,271   $232,984    $79,151
                            --------      --------    --------   --------    -------
    Total All Other
     Compensation           $280,654      $393,640    $179,576   $282,917    $79,151
                            ========      ========    ========   ========    =======

LONG TERM INCENTIVE PLANS

  The Company's shareowners approved Long Term Incentive Plans ("LTIP") in 1985 and 1989. These plans provide incentive compensation opportunities for officers and other key employees in the form of stock options, stock appreciation rights, restricted stock, restricted stock units and other forms consistent with the objectives of the plans. The 1985 LTIP expired on April 18, 1994 and no new grants may be made thereunder, but grants made prior to such expiration remain outstanding for their respective terms. The following two tables provide information as to exercises and grants of stock options under the LTIP. No grants other than stock options were made under the LTIP in 1995.

OPTION GRANTS IN 1995

  The following table shows all grants of stock options to the officers named in the Summary Compensation Table above in 1995. The exercise price of all such options was the fair market value on the date of grant. Stock options generally become exercisable as to one-third of the option shares on each of the first three anniversaries of the date of grant. In the event of a change in control of the Company, options previously granted would become exercisable in full. Upon exercise of an option, an officer purchases all or a portion of the shares covered by the option by paying the exercise price multiplied by the number of shares as to which the option is exercised, either in cash or by surrendering common shares already owned by the officer.

                                                                              POTENTIAL REALIZABLE
                                                                                VALUE AT ASSUMED
                                                                              ANNUAL RATES OF STOCK
                                                                             PRICE APPRECIATION FOR
                          INDIVIDUAL GRANTS                                        OPTION TERM
---------------------------------------------------------------------- ------------------------------------
                    NUMBER OF     % OF TOTAL
                    SECURITIES     OPTIONS
                    UNDERLYING    GRANTED TO    PER SHARE
                   OPTIONS/SARS   EMPLOYEES    EXERCISE OR  EXPIRATION
       NAME         GRANTED(1)  IN FISCAL YEAR  BASE PRICE     DATE    0%        5%               10%
       ----        ------------ -------------- -----------  ---------- --- ---------------  ---------------
Richard C.
 Notebaert            135,000         2.10%    $      41.50  1/18/05    $0 $     3,523,500  $     8,928,900
W. Patrick Camp-
 bell                  44,300         0.69%    $      41.50  1/18/05    $0 $     1,156,230  $     2,930,002
Thomas P. Hester       35,800         0.56%    $      41.50  1/18/05    $0 $       934,380  $     2,367,812
Oren G. Shaffer        44,300         0.69%    $      41.50  1/18/05    $0 $     1,156,230  $     2,930,002
Rita P. Wilson         17,500         0.27%    $      41.50  1/18/05    $0 $       456,750  $     1,157,450
All Shareowners           n/a          n/a              n/a      n/a    $0 $14,571,480,411  $36,929,924,508
All Optionees       6,436,980       100.00%    $41.84 (avg)     2005    $0 $   169,356,944  $   429,217,826
Optionees Gain
 as % of All
 Shareowners Gain         n/a          n/a              n/a      n/a   n/a            1.16%            1.16%

--------
(1) Under the terms of the options granted to Messrs. Notebaert, Campbell, Hester and Shaffer and Ms. Wilson, dividend equivalents are credited quarterly on the shares subject to the options by dividing the aggregate cash dividend that would have been paid on such shares had they been outstanding by the current market price of the Company's Common Stock. The dividend equivalents will be distributed in the form of shares of stock only if and when the options are exercised at a time when the current market price exceeds the exercise price. Dividend equivalents credited in 1995 on options held by the persons named in the Summary Compensation Table above were: Mr. Notebaert, 10,875 shares; Mr. Campbell, 3,714 shares; Mr. Hester, 3,002 shares; Mr. Shaffer, 2,060 shares; and Ms. Wilson, 1,815 shares.

The dollar amounts under the 5% and 10% columns in the table above are the result of calculations required by the Securities and Exchange Commission's rules and therefore are not intended to forecast possible future appreciation in the stock price of the Company. As shown in the 0% column above, no gain to the named officers or all optionees is possible without appreciation in the price of the Company's Common Stock, which will benefit all shareowners. For example, in order for Mr. Notebaert to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of the Company's Common Stock would be approximately $67.60 and $107.64, respectively, as of the expiration date of his option.

  No stock appreciation rights ("SARs") were granted in 1995. An SAR entitles a participant to receive, upon exercise of the SAR, an amount equal to the difference, if any, between the exercise price per share and the fair market value of a common share on the date of exercise, multiplied by the number of shares as to which the SAR is exercised. The Company has in the past granted SARs only in tandem with stock options, such that exercise of the option reduces the number of shares as to which the SAR may be exercised and exercise of the SAR cancels the option as to such number of shares.

OPTION/SAR EXERCISES IN 1995 AND OPTION/SAR VALUES AT DECEMBER 31, 1995

  The following table provides information as to options exercised in 1995 by the officers named in the Summary Compensation Table above, the value realized upon such exercises and the value of options held by such officers at year end based on the closing price of the Company's Common Stock on December 29, 1995.

                               NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
            SHARES                 OPTIONS/SARS        IN-THE-MONEY OPTIONS/SARS
           ACQUIRED                 AT YEAR END             AT YEAR END (1)
              ON     VALUE   ------------------------- -------------------------
  NAME     EXERCISE REALIZED EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
  ----     -------- -------- ----------- ------------- ----------- -------------
Richard
 C.
 Notebaert  4,300   $111,585   111,098      219,000    $2,749,462   $4,059,645
W. Pat-
 rick
 Campbell       0     n/a       14,767       73,833    $  301,321   $1,372,333
Thomas P.
 Hester         0     n/a      112,234       59,666    $3,440,283   $1,109,011
Oren G.
 Shaffer        0     n/a        3,700       51,700    $   71,910   $  913,532
Rita P.
 Wilson         0     n/a        8,500       34,500    $  161,458   $  626,978

--------
(1) Valued at $58.875 per share.

PENSION PLANS

  The Company's management pension plans were amended effective May 1, 1995. Under the plans as amended, employees earn pension credits for each year of service and the pension benefit is calculated by multiplying the earned pension credits by the employee's highest three-year average pay out of the last five years of employment. Under the pension plan formula prior to May 1, 1995, the benefit was calculated on the basis of fixed percentages of final average pay above and below a Social Security "breakpoint" over the highest five years out of the last 10 years of employment, multiplied by years of service. To qualify for a service pension, employees had to meet specified age and service requirements. The amended plans include a transition under which employees who were service pension eligible or within five years thereof at the effective date, including Mr. Notebaert and Mr. Hester, will receive the greater of the benefit under the new formula or the old formula.

  The following table illustrates the maximum annual benefits payable for management employees for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment as a single-life annuity, under the formula in existence prior to May 1, 1995.

        FINAL
       AVERAGE                                YEARS OF SERVICE
       ANNUAL         -----------------------------------------------------------------
    COMPENSATION         15       20       25       30       35       40         45
    ------------      -------- -------- -------- -------- -------- --------- ----------
      $  600,000      $134,135 $178,847 $223,559 $268,270 $312,982  $357,694 $  402,405
         800,000       179,135  238,847  298,559  358,270  417,982   477,694    537,405
       1,000,000       224,135  298,847  373,559  448,270  522,982   597,694    672,405
       1,200,000       269,135  358,847  448,559  538,270  627,982   717,694    807,405
       1,400,000       314,135  418,847  523,559  628,270  732,982   837,694    942,405
       1,600,000       359,135  478,847  598,559  718,270  837,982   957,694  1,077,405
       1,800,000       404,135  538,847  673,559  808,270  942,982 1,077,694  1,212,405

  The following table illustrates the maximum annual benefits payable for specified final average annual compensation and specified years of service, assuming retirement at age 65 and payment as a single-life annuity, under the formula that became effective May 1, 1995.

        FINAL
       AVERAGE                               YEARS OF SERVICE
       ANNUAL         --------------------------------------------------------------
    COMPENSATION         15       20       25       30       35       40       45
    ------------      -------- -------- -------- -------- -------- -------- --------
      $  600,000      $152,540 $185,822 $213,557 $235,744 $255,159 $271,799 $288,440
         800,000       203,387  247,763  284,742  314,326  340,212  362,399  384,587
       1,000,000       254,234  309,703  355,928  392,907  425,264  452,999  480,734
       1,200,000       305,081  371,644  427,113  471,489  510,317  543,599  576,880
       1,400,000       355,928  433,585  498,299  550,070  595,370  634,199  673,027
       1,600,000       406,775  495,525  569,485  628,652  680,423  724,798  769,174
       1,800,000       457,621  557,466  640,670  707,233  765,476  815,398  865,321

  Under the management pension plans (including a supplemental plan which is not a "qualified" plan under the Internal Revenue Code) before and after the May 1, 1995 amendments, compensation included in the pension plan base consists of salaries and actual short term incentive plan awards (shown in the "Bonus" column of the Summary Compensation Table above).

  As of December 31, 1995, Mr. Notebaert, Mr. Campbell, Mr. Hester, Mr. Shaffer and Ms. Wilson had 26, 1, 29, 1 and 1 years of service, respectively, for purposes of the management pension plans.

  Pension amounts are not subject to reductions for Social Security benefits or other offset amounts. The Employee Retirement Income Security Act of 1974 ("ERISA") places certain limitations on pensions which may be paid under Federal income tax qualified plans. Pension amounts which exceed such limitations, as well as pension amounts attributable to awards under the short term incentive plans, are paid under a separate non-qualified plan as an operating expense.

  Under the pension plans as amended, benefits are payable in a lump sum but employees may elect to receive them in the form of an annuity. Under the old plan, management employees could elect to receive pension benefits under the qualified plan and/or the non-qualified plan in a lump sum upon retirement based on the present value of such pension benefits. The non-qualified pension plan was amended in 1992 to provide for a lump sum payment as of December 31, 1992 to those participants in the non-qualified plan (including Mr. Hester) who were as of December 31, 1994 eligible by reason of age and length of service to receive a service pension, unless the participant waived such payment of the accrued benefit.

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  The Company entered into an employment agreement with Mr. Campbell when he joined the Company in January 1994. The agreement provides for a base salary of $460,000 subject to adjustment in accordance with the Company's customary practice. The agreement also provides for a special one-time bonus of $250,000 on the first anniversary of Mr. Campbell's employment, which is shown in the "All Other Compensation" column for 1995 in the Summary Compensation Table above. Under the agreement, if the Company terminates Mr. Campbell's employment without cause prior to the fifth anniversary of the commencement of his employment, the Company will pay Mr. Campbell a lump sum equal to eighteen months of his base salary.

  In 1995, the Board of Directors approved a supplemental pension arrangement for Mr. Shaffer, who joined Ameritech as Chief Financial Officer at age 52 in October 1994. Under this arrangement, Mr. Shaffer will receive supplemental pension credits at the rate of 7% per year that will vest and be included in his pension if Mr. Shaffer remains employed by the Company for at least five years and becomes vested under the Ameritech Management Pension Plan.

  The Company has entered into agreements regarding change in control with Messrs. Notebaert, Campbell, Hester and Shaffer, Ms. Wilson and the other three members of the Management Committee. Under these agreements, a "change in control" occurs if (a) any person (other than an employee benefit plan of the Company or the executive or persons acting in concert with the executive) becomes the beneficial owner of 20% or more of the Company's voting stock, (b) a tender offer is made and the offeror owns or has accepted for payment 20% or more of the Company's voting stock (unless the tender offer is approved by the Company's Board of Directors before the offeror becomes the beneficial owner of 5% or more of the Company's voting stock), (c) during any period of twenty-four consecutive months members of the Board at the beginning of such period, together with new Directors nominated or appointed during that period by a vote of at least two-thirds of such existing Directors, cease to comprise a majority of the Board of Directors, or (d) the shareowners of the Company approve a merger or consolidation of the Company with any other company (unless the voting stock outstanding immediately prior thereto continues to represent at least 70% of the combined voting power of the Company or the surviving entity thereafter or at least 50% of the Directors of the Company or the surviving entity after the merger or consolidation were Directors of the Company prior thereto). The agreements provide that the executive's compensation and employee benefits will not be reduced following a change in control. The agreements also provide that if the executive's employment with the Company is terminated under certain circumstances the executive will continue to receive certain medical, insurance and other employee benefits for a period of twenty-four months and will receive a lump sum payment up to, but limited by the amount deductible for income tax purposes under the Internal Revenue Code, the sum of (i) 2.99 times the executive's annual salary rate in effect immediately prior to the change in control and the executive's short term incentive award for the preceding year plus (ii) the actuarial equivalent of the additional pension benefits the executive would have accrued under the Company's qualified and non-qualified pension plans if, on the date of termination, the executive had been credited with two additional years of age, service and compensation under such plans. These benefits will be provided to the executives other than Mr. Notebaert if the executive's employment is terminated involuntarily for any reason other than death, disability or just cause during the twenty-four month period following the change in control or voluntarily by the executive during the thirty-day period beginning on the first anniversary of the change in control and to Mr. Notebaert if his employment is voluntarily or involuntarily terminated (other than for death, disability or just cause) during the twenty-four month period following the change in control. The Company estimates that, if a change in control occurred as of January 31, 1996, the aggregate amount payable under these agreements if the employment of Messrs. Notebaert, Campbell, Hester and Shaffer and Ms. Wilson was terminated would be approximately $22,336,000. The initial terms of these agreements are one year. On each December 31 thereafter they are automatically extended for an additional one-year term unless the Company has given notice by the preceding November 1 that the term will not be extended, provided that the term continues for twenty-four months after a change in control occurs.

  Under the Ameritech Corporate Resource Severance Pay Plan, which became effective January 1, 1989, key executives of the Company and its subsidiaries (approximately 215 persons as of January 1, 1996, including Messrs. Notebaert, Campbell, Hester and Shaffer and Ms. Wilson if the agreements described above are not in effect) will, so long as they are employed during the twenty-four month period following a change in control (as defined above), continue to receive a base salary at a rate not less than the rate in effect prior to the change in control and be entitled to participate in short and long term incentive plans and other employee benefit plans which are not materially less favorable than those applicable immediately prior to the change in control. The Plan also provides for a severance benefit to such executives, in an amount up to, but limited by the amount deductible for income tax purposes under the Internal Revenue Code, two times base salary as of the change in control, two times the target short term incentive award for the year preceding the change in control and the actuarial equivalent of the additional pension benefits the executive would have accrued if he or she had two additional years of age, service and compensation, in the event that the executive's employment is terminated by the employer other than for cause or disability or by the executive for good reason during the twenty-four months following a change in control or at the executive's discretion during the thirty-day period following the first anniversary of the change in control.

  In the event of a change in control (as defined above), the Company's benefit plans provide that the annual incentive award for the year in which the event occurs will be not less than the target award, all stock options previously granted will become fully exercisable, the restrictions on Restricted Stock previously granted will terminate, compensation previously deferred will be paid in a lump sum unless waived by the executive, and pension amounts under the non-qualified pension plan will be held in a trust for the benefit of the employees entitled to such pension amounts.

                    SUBMISSION OF 1997 SHAREOWNER PROPOSALS

  Proposals of shareowners intended to be presented at the annual meeting in 1997 must be received by the Secretary of Ameritech, 30 South Wacker Drive, Chicago, Illinois 60606, not later than November 1, 1996 to be considered for inclusion in the Company's 1997 proxy material.

                             ADDITIONAL INFORMATION

  In addition to soliciting proxies through the mail, certain employees of Ameritech and its transfer agent, First Chicago Trust Company of New York, may solicit proxies in person and by telephone. Ameritech has retained Kissel-Blake Inc., 25 Broadway, New York, New York 10004, to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $21,000. The cost of soliciting proxies will be borne by Ameritech. As is customary, Ameritech will, upon request, reimburse brokers, banks, nominees, custodians and other record holders for their out-of-pocket expenses of forwarding proxy materials to the beneficial owners of the shares.

  If you plan to attend the Annual Meeting in person, please retain the admission ticket attached to the form of proxy accompanying this notice and proxy statement. Shareowners who do not have admission tickets will be admitted upon presentation of identification at the door.

  The rules of the Securities and Exchange Commission require that an annual report accompany or precede the proxy materials. However, no more than one annual report need be sent to the same address. If more than one annual report is being sent to your address and you wish to reduce the number of annual reports you receive, please mark the Discontinue Annual Report Mailing box in the Special Action area on the proxy card.

  YOUR VOTE IS IMPORTANT. PLEASE COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                                          BY ORDER OF THE BOARD OF DIRECTORS,

                                          LOGO
                                          Bruce B. Howat
                                          Secretary

March 1, 1996

                               [AMERITECH LOGO]


[RECYCLED PAPER LOGO]

P R O X Y

AMERITECH CORPORATION                                           [AMERITECH LOGO]
30 South Wacker Drive, Chicago, Illinois 60606
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING ON APRIL 17, 1996.

The undersigned hereby appoints Richard C. Notebaert, Melvin R. Goodes, Hanna Holborn Gray, Lynn M. Martin, John D. Ong and A. Barry Rand, and each of them, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned in Ameritech Corporation at the Annual Meeting of Shareowners to be held in the Arthur Rubloff Auditorium at The Art Institute of Chicago, Chicago, Illinois, on April 17, 1996, beginning at 9:30 a.m., and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on the reverse side of this card. IF NO DIRECTIONS ARE GIVEN, THE PROXIES WILL VOTE: FOR THE ELECTION OF THE NOMINEES LISTED BELOW; IN ACCORD WITH THE DIRECTORS' RECOMMENDATIONS ON THE MATTERS LISTED ON THE REVERSE SIDE OF THIS CARD AND DESCRIBED IN THE ENCLOSED PROXY STATEMENT; AND AT THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. IF YOU HAVE INDICATED ANY CHANGES OR VOTING LIMITATIONS IN THIS PARAGRAPH, PLEASE MARK THE "VOTE LIMITATIONS" BOX ON THE REVERSE SIDE OF THIS CARD.

Your vote for election of Directors may be indicated on the reverse side of this card. Three Directors are to be elected at the meeting. The nominees of the Board of Directors are Sheldon B. Lubar, Lynn M. Martin and Richard C. Notebaert.

PLEASE SIGN AND DATE ON THE REVERSE SIDE AND MAIL PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR OTHERWISE TO P.O. BOX 8678, EDISON, NEW JERSEY, 08818-9166. IF YOU DO NOT SIGN AND RETURN A PROXY OR ATTEND THE MEETING AND VOTE BY BALLOT, YOUR SHARES CANNOT BE VOTED.

This card also provides voting instructions for shares held in the dividend reinvestment plan and, if registrations are identical, shares held in various employee savings plans as described in the proxy statement.

COMMENTS:_______________________________________________________________________

________________________________________________________________________________
If you have written in the above space, please mark the "Comments" box on the reverse side of this card.

[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.                              6688

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSAL 5.
________________________________________________________________________________

                 The Board of Directors recommends a vote FOR
________________________________________________________________________________

 1. Election of Directors (see reverse)

    FOR    WITHHELD
    [_]      [_]

  FOR, except vote withheld from the following nominee(s):

 ______________________________________________________________________________

 2. Ratification of Independent Public Accountants

    FOR    AGAINST    ABSTAIN
    [_]      [_]        [_]

 3. Charter Amendment to Increase Common Shares Authorized to 2.4 Billion

    FOR    AGAINST    ABSTAIN
    [_]      [_]        [_]

 4. Charter Amendment to Provide for Annual Election of All Directors

    FOR    AGAINST    ABSTAIN
    [_]      [_]        [_]

________________________________________________________________________________

               The Board of Directors recommends a vote AGAINST
________________________________________________________________________________

 5. Shareowner Proposal on Cumulative Voting in Elections of Directors

    FOR    AGAINST    ABSTAIN
    [_]      [_]        [_]

________________________________________________________________________________

 Special Note                                   Comments          [_]

_______________________________________

 Items on Other Side of Card                    Vote Limitations  [_]

________________________________________________________________________________

 [For Multiple-Account Holders Only]
 Discontinue Annual Report Mailing for
 This Account                                 [_]

 Will Attend Annual Meeting                   [_]

________________________________________________________________________________

SIGNATURE(S) __________________________________________ DATE _____________, 1996
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title as such.